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                    July 13, 2023

       Emmanuel Babeau
       Chief Financial Officer
       Philip Morris International Inc.
       677 Washington Blvd, Suite 1100
       Stamford, Connecticut 06901

                                                        Re: Philip Morris
International Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 10,
2023
                                                            File No. 001-33708

       Dear Emmanuel Babeau:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing